                                                                    Exhibit 3.10



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                          AMENDMENT TO THE REGULATIONS

                                       OF

                                SCI FINANCE LLC

                        SETTING FORTH THE TERMS OF UP TO

                   (         ) PREFERRED SHARES DESIGNATED AS

                  $(      ) TERM CONVERTIBLE SHARES, SERIES A





                               (          ), 1994



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                          AMENDMENT TO THE REGULATIONS
                                       OF
                                SCI FINANCE LLC


                             INDEX OF DEFINED TERMS



DEFINED TERM                                                                                      SECTION
- ------------                                                                              -----------------------
Applicable Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  8(l)(i)
Articles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Certification Section  1
Business Day  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  3(a)
Capital Account Value   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  10(b)(i)
Certificated Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  5(b)
Closing Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  8(l)(ii)
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  10(a)(ii)
Common Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  2
Common Stock Fundamental Change   . . . . . . . . . . . . . . . . . . . . . . . .         Section  8(l)(iii)
Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Introduction
Company Dividend Junior Shares  . . . . . . . . . . . . . . . . . . . . . . . . .         Section  3(c)(ii)
Company Dividend Parity Shares  . . . . . . . . . . . . . . . . . . . . . . . . .         Section  3(c)(i)
Company Liquidation Parity Shares   . . . . . . . . . . . . . . . . . . . . . . .         Section  6(a)
Conditional Redemption Price  . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  4(b)
Conversion Notice   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  8(b)
Conversion Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  8(a)
Current Event   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  8(g)(vii)
Current Market Price Per Share  . . . . . . . . . . . . . . . . . . . . . . . . .         Section  8(g)(vii)
DTC   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  5(b)
Expiration Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  8(g)(vi)
Fundamental Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  8(l)(iv)
Global Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  5(b)
Liability Assumption Agreement  . . . . . . . . . . . . . . . . . . . . . . . . .         Section  7(a)
Liquidation Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  6(a)
Loan Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  3(a)
Loans   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  4(a)
Nasdaq NM   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  4(b)
Non-Stock Fundamental Change  . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  8(l)(v)
Notice of Redemption  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  5(a)
Optional Redemption Price   . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  4(b)
Other Event   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  8(g)(vii)
Other Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  8(g)(iv)
Paying and Conversion Agent   . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  5(b)
Per-Share Excess Value  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  10(b)(ii)
Preferred Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Certification Section  1
Purchased Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  8(g)(vi)
Purchaser Stock Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  8(l)(vi)
Redemption Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  4(c)
Reference Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  8(g)(iv)

DEFINED TERM                                                                                      SECTION
- ------------                                                                             ------------------------
Reference Market Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  8(l)(vii)
Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Certification Section  2
Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  8(a)
SCI Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  5(e)
SCI Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  5(c)
SCI Common Stock
     (for purposes of Section  8 only)  . . . . . . . . . . . . . . . . . . . . .         Section  8(g)(xi)
SCI Limited   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  3(a)
SCI/Manager   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Introduction
Series 305 Income   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  10(a)(iv)
Series A Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  1
Tax Event   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  4(c)
Tax Redemption Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  4(c)
Trading Day   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         Section  8(l)(viii)

                          AMENDMENT TO THE REGULATIONS
                                       OF
                                SCI FINANCE LLC
                        SETTING FORTH THE TERMS OF UP TO
                   (        ) PREFERRED SHARES DESIGNATED AS
                   $(     ) TERM CONVERTIBLE SHARES, SERIES A


                 The undersigned officers of Service Corporation International, a Texas corporation, and the manager ("SCI" or the "Manager") of SCI Finance LLC, a Texas limited liability company (the "Company"), HEREBY CERTIFY:

                 1. That the Articles of Organization of the Company (the "Articles") authorize the issuance of up to 7,000,000 preferred interests (liquidation preference $50 per share) in the Company (the "Preferred Shares");

                 2. That the Regulations of the Company (the "Regulations") authorize the Manager from time to time to issue Preferred Shares in one or more series or classes, with such dividend rights, liquidation preferences per share, redemption provisions, voting rights, conversion or exchange rights and other rights, preferences, privileges, limitations and restrictions as set forth in an amendment to the Regulations adopted by the Manager; and

                 3. That the Manager, pursuant to the aforesaid authority granted in the Regulations, hereby intends to create, and authorize the sale
and issuance of, a series of Preferred Shares consisting of up to (      )
Preferred Shares having such dividend rights, liquidation preferences per share, redemption provisions, voting rights, conversion or exchange rights and other rights, preferences, privileges, limitations, restrictions and other terms and provisions as the Manager has authorized and approved as set forth below:

                 THEREFORE, pursuant to the Regulations, the Manager hereby amends the Regulations to create, and authorizes the issuance and sale of, a series of Preferred Shares, liquidation preference $50 per Preferred Share, of the Company and hereby fixes the number, dividend rights, liquidation preferences per share, redemption provisions, voting rights, conversion or exchange rights and other rights, preferences, privileges, limitations, restrictions or other special rights and the qualifications, limitations or restrictions of, and other matters relating to, said series as follows:

                 1.       Designation of $(   ) Term Convertible Shares, Series
A.  Up to (      ) Preferred Shares of the Company, liquidation preference $50 per Preferred Share, are hereby
constituted as a series of Preferred Shares and designated as "$(   ) Term
Convertible Shares, Series A" (hereinafter called the "Series A Shares").

                 2. Ranking. The Series A Shares shall, with respect to dividend rights and rights on liquidation, dissolution or winding-up, rank (i) pari passu with any other series of Preferred Shares issued by the Company and
(ii) prior to any other equity interests in the Company, including the common interests, $1.00 par value, in the Company (the "Common Shares"). So long as any Series A Shares are outstanding, the Company will not issue any interests in the Company ranking, as to participation in the profits or assets of the Company, senior to the Series A Shares. The issuance of any interests in the Company ranking senior to the Series A Shares shall constitute a variation or abrogation of the rights attached to the Series A Shares under the Regulations.

                 3. Dividends. (a) The holders of the Series A Shares shall be entitled to receive, when and as declared by the Company by action of the Manager out of funds held by the Company and legally available therefor,
cumulative cash dividends at the annual rate of $(   ) per Series A Share, and
no more. The amount of dividends on the Series A Shares is calculated on the basis of a 360-day year consisting of 12 months of 30 days each and, for any period shorter than a full monthly dividend period, dividends will be computed on the basis of the actual number of days elapsed in such period. Dividends on the Series A Shares are payable in United States dollars monthly in arrears on
the last day of each calendar month of each year, commencing (       ), 1994.
Such dividends will accrue and be cumulative whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Dividends on the Series A Shares shall be cumulative from the date of the first issuance of any Series A Shares. In the event that any date on which dividends are payable on the Series A Shares is not a Business Day, then payment of the dividend payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in The City of New York are authorized or required by law to close. Interest shall accrue on and be payable in respect of any dividend payment on the Series A Shares which is in arrears at
the rate specified in the Loan Agreement dated (         ), 1994 (the "Loan
Agreement") among the Company, SCI International Limited, a Delaware corporation ("SCI Limited") and SCI, a copy of which is attached hereto as Exhibit A, to the extent permitted by applicable law.

                 (b) Dividends on the Series A Shares must be declared by the Company by action of the Manager in any calendar year or portion thereof to the extent that the Manager reasonably anticipates that at the time of payment the Company will have, and must be paid by the Company to the extent that at the time of proposed payment it has, (x) funds legally available for the payment of such dividends and (y) cash on hand sufficient to permit such payments. Dividends declared on the Series A Shares will be payable to the record holders thereof as they appear on the register for the Series A Shares on the relevant record dates, which will be one Business Day prior to the relevant payment dates. If dividends can be paid only in part on the Series A Shares in any calendar year or portion thereof as a result of the lack of sufficient funds legally available for the payment of dividends, then such partial dividends shall be paid on the respective dividend payment dates on a pro rata basis to holders of such Series A Shares. If at any time dividends on Preferred Shares are in arrears for any monthly dividend period, any dividend payments in respect thereof must be applied in respect of all dividend periods in arrears, pro rata in accordance with the respective amounts in arrears for each such period in equal amounts for each such period.

                 (c) If dividends have not been paid in full on the Series A Shares, the Company shall not:

                    (i) pay, or declare and set aside for payment, any dividends on any other Preferred Shares ranking pari passu with the Series A Shares as regards participation in profits of the Company ("Company Dividend Parity Shares"), unless the amount of any dividends declared on any Company Dividend Parity Shares is paid on the Company Dividend Parity Shares and the Series A Shares on a pro rata basis on the date such dividends are paid on such Company Dividend Parity Shares so that

                                  (x)      (A)     the aggregate amount of
                    dividends paid on the Series A Shares bears the same ratio to (B) the aggregate amount of dividends paid on such Company Dividend Parity Shares as

                                  (y)      (A)     the aggregate amount of all
                    accumulated and unpaid dividends in respect of the Series A Shares bears to (B) the aggregate of all accumulated and unpaid dividends in respect of such Company Dividend Parity Shares;

                (ii) pay, or declare and set aside for payment, any dividends on any interests of the Company ranking junior to the Series A Shares as to dividends ("Company Dividend Junior Shares"); or

               (iii) call for redemption or redeem, purchase or otherwise acquire any Company Dividend Parity Shares or Company Dividend Junior Shares or any Series A Shares other than (x) the redemption of all outstanding Series A Shares at the applicable Redemption Price (as defined below), (y) pursuant to a pro rata redemption of the Series A Shares at the applicable Redemption Price or (z) pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Shares; provided, however, that this clause (iii) shall not limit the rights of holders of Series A Shares to exercise their conversion rights provided in Section 8 hereof;

until, in each case, such time as all accumulated and unpaid dividends (whether or not declared) on the Series A Shares shall have been paid in full for all dividend periods terminating on or prior to, in the case of clauses (i) and
(ii), such payment, and in the case of clause (iii), the date of such call, redemption, purchase or acquisition.

                 4.       Redemption.  (a)  Subject to the provisions of
Section 4(b) and 4(c) hereof, upon any repayment or prepayment of principal on the loans to SCI Limited of the proceeds from the issuance and sale of the Series A Shares and the Common Shares (the "Loans"), the proceeds from such repayment or prepayment of principal on the Loans shall be applied to redeem the Series A Shares at (A) the applicable Conditional Redemption Price, if such
redemption is effected on or after (      ), 1997 and prior to (      ), 1999,
(B) the applicable Optional Redemption Price if such redemption is effected on
or after (      ), 1999 and (C) the applicable Tax Redemption Price if such redemption is effected upon the occurrence of a Tax Event (as defined below) pursuant to Section 4(c) below, in each case upon not less than 30 nor more than 60 days' notice in writing by the Company to the holders of Series A Shares, except at final maturity of the Loans, in which case the Company shall redeem the Series A Shares as soon as practicable thereafter.

                 (b) Subject to Section 4(c) below, the Series A Shares may
not be redeemed by the Company prior to (         ), 1997.  On and after
(       ), 1997 and prior to (         ), 1999, the Series A Shares will be
redeemable at the option of the Company, in whole or in part from time to time,
at the redemption price per share equal to:  $(       ), if such redemption is
effected on or after (      ), 1997 and prior to (        ), 1997; $(      ) if
such redemption is effected on or after (       ), 1997 and prior to  (      ),
1998; and $(     ) if such redemption is effected on or after (       ),
1998 and prior to (       ), 1999, in each case plus accrued and unpaid
dividends (whether or not declared) to the date fixed for redemption (each such redemption price set forth in this sentence a "Conditional Redemption Price"). The Company may exercise the option set forth in the foregoing sentence only if
(A) for 20 Trading Days (as defined in Section 8(l) below) within any period of 30 consecutive Trading Days (including the last Trading Day of such period) ending on the Trading Day immediately prior to the date of the giving of the Notice of Redemption (as defined in Section 5(a) below) in accordance with
Section 5(a) hereof, the Closing Price (as defined in Section 8(l) below) of
the SCI Common Stock exceeds (       )% of the Conversion Price (as defined in
Section 8(a) below), (B) all dividends on the Series A Shares for all dividend periods ending on or prior to the date of the giving of the Notice of Redemption have been paid in full or declared and set aside for payment in full and (C) the Company shall have issued prior to 9:00 A.M. New York City time on the second Trading Day after such 30 Trading Day period a press release announcing the redemption and specifying the date on which such redemption will be effective.

                 On and after (           ), 1999, the Series A Shares are
redeemable, at the option of the Company, in whole or in part from time to time, out of proceeds received by the Company from the prepayment or repayment by SCI Limited of the Loans, upon not less than 30 nor more than 60 days' notice in writing by the Company to the holders of Series A Shares, at the respective prices per share set forth below, if redeemed during the 12-month
period beginning (          ) of the years indicated below, in each case plus
accrued and unpaid dividends (whether or not declared) to the date fixed for redemption (the "Optional Redemption Price"):

                                Redemption                                                  Redemption
Year                               Price                    Year                               Price
- ----                            ----------                  ----                            ----------
1999. . . . . . . . . . . .     $                           2002. . . . . . . . . . . .     $
2000. . . . . . . . . . . .                                 2003. . . . . . . . . . . .
2001. . . . . . . . . . . .                                 2004 and
                                                            thereafter. . . . . . . . .      50.00


; provided, however, that if the Series A Shares are listed on any national securities exchange or quoted on the Nasdaq National Market (the "Nasdaq NM"), then the Company shall redeem the Series A Shares in whole if a partial redemption thereof would result in a delisting of the Series A Shares from such national securities exchange or suspension from the Nasdaq NM.

           (c) If a Tax Event shall occur and be continuing, the Series A Shares will be subject to redemption, at the option of the Company, in whole but not in part, such notice to be given within 90 days following the
occurrence of such Tax Event at a redemption price equal to:  $(     ) if such
redemption is effected after the date of issuance of the Series A Shares and
prior to          (          ), 1995; $(     ) if such redemption is effected
on or after          (       ), 1995 and prior to (      ), 1996; $(     ) if
such redemption is effected  on or after (      ), 1996 and prior to (      ),
1997, plus in each case accrued and unpaid dividends (whether or not declared) to the date fixed for redemption; and if such redemption is effected at any
time on or after  (      ), 1997, the applicable Conditional Redemption Price
(whether or not the Company could otherwise then redeem the Series A Shares pursuant to the first paragraph of Section 4(b) above) or the applicable Optional Redemption Price, as the case may be (any such redemption price paid in accordance with this paragraph, the "Tax Redemption Price," and together with the Conditional Redemption Price and the Optional Redemption Price, the "Redemption Price").

                 "Tax Event" means, with respect to the Series A Shares, that SCI shall have obtained an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that, on or after
(       ), 1994, as a result  of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), (c) any official interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the generally accepted position or (d) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated, issued or effective or which interpretation or pronouncement is issued or announced or
which action is taken, in each case on or after (          ), 1994, there is
more than an insubstantial risk that (i) the Company is subject to federal income tax with respect to interest accrued or received on the Loans or (ii) the Company is subject to liability for more than a de minimis amount of taxes, duties or other governmental charges.

                 5. Redemption Procedure. (a) Notice of any redemption (a "Notice of Redemption") of the Series A Shares will be given by the Company by mail to each record holder of Series A Shares to be redeemed not fewer than 30 nor more than 60 days prior to the date fixed for redemption thereof. For purposes of the calculation of the date of redemption and the dates on which notices are given pursuant to this Section 5(a), a Notice of Redemption shall be deemed to be given on the day such notice is first mailed by first class mail, postage prepaid, to holders of record of the Series A Shares. Each Notice of Redemption shall be addressed to the holder of record at the address of such holder appearing in the register of the Company for the Series A Shares on the relevant record date, which shall be selected by the Manager and shall not be fewer than 30 nor more than 60 days prior to the date fixed for redemption. No defect in the Notice of Redemption or in the mailing thereof or publication of its contents shall affect the validity of the redemption proceedings.

                 (b) In the event that fewer than all the outstanding Series A Shares are to be redeemed, the Series A Shares to be redeemed will be selected as follows: the total number of Series A Shares to be redeemed first shall be allocated, on a pro rata basis, to the shares represented by one or more global certificates (a "Global Certificate") issued in accordance with
Section 9 hereof and to the shares issued in certificated form ("Certificated Shares"). The shares so allocated to the shares represented by a Global Certificate for redemption shall be selected by The Depository Trust Company, or its successor ("DTC"), in accordance with its then-current practices and procedures. The shares so allocated to Certificated Shares for redemption shall be selected by lot or by such other method as the paying and conversion agent for the Series A Shares (the "Paying and Conversion Agent") may determine to be fair and appropriate.

                 (c) In the event that any Series A Shares shall be converted into shares of common stock of SCI, $1.00 par value (the "SCI Common Stock"), or other property pursuant to Section 8 hereof, then (i) the Company shall not have the right to redeem such shares and (ii) any funds which shall have been deposited for the payment of the Redemption Price for such shares shall be returned to the Company immediately after such conversion (subject to declared dividends payable to holders of Series A Shares on the record date for such dividend payment, to the extent set forth in Section 8 hereof).

                 (d) Subject to Section 3 hereof and to the following paragraph, SCI, the Company or any subsidiary of SCI shall have the right to purchase Series A Shares in the public or private market at such prices as may from time to time be available in the public or private market for such shares and shall have the right at any time to acquire any Series A Shares from the owner of such shares on such terms as may be agreeable to such owner. Series A Shares may be acquired by SCI, the Company or any subsidiary of SCI from any holder pursuant to this subparagraph (d) without offering any other holder an equal opportunity to sell its Series A Shares to SCI, the Company or any such subsidiary, and no purchase by SCI, the Company or any such subsidiary from any holder pursuant to this subparagraph (d) shall be deemed to create any right on the part of any other holder to sell any Series A Shares to SCI, the Company or any such subsidiary.

                 (e) If the Company gives a Notice of Redemption in respect of Series A Shares represented by a Global Certificate, then, by 12:00 noon, New York time, on the redemption date, the Company will irrevocably deposit with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders thereof. If Notice of Redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, all rights of holders of such Series A Shares so called for redemption will cease, except the right of the holders of such Series A Shares to receive the Redemption Price but without interest, and such shares shall thereupon cease to be outstanding.

                 If the Company gives a Notice of Redemption in respect of Certificated Shares, then, by 12:00 noon, New York time, on the redemption date, the Company will irrevocably deposit with the Paying and Conversion Agent funds sufficient to pay the applicable Redemption Price and will give the Paying and Conversion Agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof. If the Company gives a Notice of Redemption in respect of Certificated Shares, then on or after the redemption date, each holder of Series A Shares so called for redemption shall surrender the certificate or certificates evidencing such shares to the Company at the place designated in the Notice of Redemption and shall thereupon be entitled to receive payment of the Redemption Price. If less than all of the Series A Shares evidenced by any such surrendered certificate are redeemed, a new certificate shall be issued evidencing the unredeemed shares. If, on or before the redemption date, the Company will have irrevocably deposited with the Paying and Conversion Agent or other bank or trust company designated in the Notice of Redemption funds sufficient to pay the applicable Redemption Price, and will have given such Paying and Conversion Agent or bank or trust company irrevocable instructions and authority to pay the Redemption Price to the holders of Series A Shares to be redeemed, then, notwithstanding that the certificates evidencing any Series A Shares so called for redemption shall not have been surrendered, immediately prior to the close of business on the date of such deposit all rights of holders of such Series A Shares so called for redemption will cease, except the right of the holders of such shares to receive the Redemption Price, but without interest and the right of the holders of such shares to convert such shares into SCI Common Stock and other property in accordance with Section 8 hereof. If funds legally available for such purpose are not sufficient for redemption of the Certificated Shares which were to be redeemed, then such funds which are deposited shall be applied to redeem such Certificated Shares as the Company may designate by lot, and the certificates evidencing shares not redeemed shall be deemed not to be surrendered, such shares shall remain outstanding and the rights of each holder of such shares shall continue to be those of a holder of Series A Shares until such time as such holder receives the Redemption Price with respect to such shares.

                 In the event that any date fixed for redemption of Series A Shares is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such redemption date.

                 In the event that payment of the Redemption Price in respect of Series A Shares is improperly withheld or refused and not paid either by the Company or by SCI pursuant to the Payment,

Guarantee and Conversion Agreement dated (         ), 1994 (the "SCI
Agreement") entered into by SCI for the benefit of each holder of Series A Shares, a copy of which is attached hereto as Exhibit B, dividends on such shares will continue to accrue, at the then-applicable rate, from the original redemption date to the date such Redemption Price is actually paid, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

                 (f) No fractional Series A Shares shall be issued upon redemption of less than all Series A Shares.

                 (g) All Series A Shares purchased or redeemed by the Company shall be retired and shall be restored to the status of authorized but unissued Preferred Shares, without designation as to series.

                 6. Liquidation Distribution. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of the Series A Shares at the time outstanding will be entitled to receive out of the assets of the Company available for distribution to its members, before any distribution of assets is made to holders of Common Shares or any other interests in the Company ranking junior to the Series A Shares as regards participation in assets of the Company, but together with the holders of every other series of Preferred Shares outstanding, if any, ranking pari passu with the Series A Shares as regards participation in the assets of the Company ("Company Liquidation Parity Shares"), an amount equal, in the case of the holders of the Series A Shares, to the aggregate of the liquidation preference of $50 per Series A Share and all accumulated and unpaid dividends (whether or not declared) to the date of payment (the "Liquidation Distribution"). If, upon any such liquidation, the Liquidation Distribution can be paid only in part because the Company has insufficient assets available to pay in full the aggregate Liquidation Distribution and the aggregate maximum liquidation distributions on the Company Liquidation Parity Shares, then the amounts payable by the Company on the Series A Shares and on such Company Liquidation Parity Shares shall be paid on a pro rata basis, so that

                 (i)      (x)     the aggregate amount paid in respect of the
                 Liquidation Distribution bears the same ratio to (y) the aggregate amount paid as liquidation distributions (including accrued and unpaid dividends) on the Company Liquidation Parity Shares as

                 (ii) (x)         the aggregate Liquidation Distribution bears
                 to (y) the aggregate liquidation preference (including accrued and unpaid dividends) on the Company Liquidation Parity Shares.

                 (b) As set forth in greater detail in the Regulations, the Company shall be considered to have commenced voluntary winding-up and dissolution automatically and without the requirement of any other act:

                               (i)         when the period fixed for the
                    duration of the Company expires;

                              (ii) if the holders of the Common Shares pass a resolution requiring the Company to be wound-up and dissolved;

                             (iii) upon the bankruptcy, resignation, withdrawal, expulsion, termination, cessation or dissolution of the Manager under any applicable law;

                              (iv) upon the happening of any event that would cause a Common Interestholder to cease to be a Common Interestholder pursuant to Regulation 13; or

                               (v) if SCI transfers any Common Shares or if all of the Common Shares are redeemed, repurchased or cancelled by the Company.

                 7. Voting Rights. (a) The Series A Shares shall not have general voting rights but shall have the rights set forth in this Section
7. If (i) the Company fails to pay dividends in full on the Series A Shares for more than 60 consecutive monthly dividend periods (whether or not there are funds legally available therefor); (ii) an Event of Default (as defined in the Loan Agreement) occurs and is continuing on the Loans; or (iii) SCI is in default on any of its payment or other obligations under the SCI Agreement, then the holders of the outstanding Series A Shares, together with the holders of any other shares of a series of Preferred Shares having the right to vote for the appointment of a trustee in such event, acting as a single class, will be entitled, by resolution passed by the holders of a majority in liquidation preference (plus all accrued and unpaid dividends per share) of such shares present in person or represented by proxy at a meeting of such holders convened for such purpose (or by written consent), to appoint and authorize a trustee to enforce the Company's rights as a creditor under the Loans against SCI Limited and SCI (including the acceleration of principal and accrued interest on the Loans), to enforce the obligations undertaken by SCI under the SCI Agreement and the Liability Assumption
Agreement dated (            ), 1994 (the "Liability Assumption Agreement")
between SCI (including in its capacity as the Manager of the Company) and the Company, a copy of which is attached hereto as Exhibit C, pursuant to which SCI has agreed to guarantee payment of any liabilities incurred by the Company (other than obligations to holders of Series A Shares in their capacities as holders) and to declare and pay dividends on the Series A Shares. For purposes of determining whether the Company has failed to pay dividends in full for more than 60 consecutive monthly dividend periods, dividends shall be deemed to remain in arrears, notwithstanding any payments in respect thereof, until full cumulative dividends have been or contemporaneously are declared and paid with respect to all monthly dividend periods terminating on or prior to the date of payment of such full cumulative dividends. Not later than 45 days after such right to appoint a trustee arises, the Manager will convene a meeting for the above purposes. If the Manager fails to convene such meeting within such 45-day period, the holders of 10% in liquidation preference (plus all accrued and unpaid dividends per share) of the outstanding Series A Shares and such other Preferred Shares will be entitled to convene such meeting. The provisions of the Regulations relating to the convening and conduct of meetings of members will apply with respect to any such meeting. Any trustee so appointed shall vacate office immediately with respect to the Series A Shares if the Company (or SCI pursuant to the SCI Agreement) shall have paid in full all accrued and unpaid dividends on the Series A Shares (if the event that gave rise to such appointment was clause (i) above) or such default or breach by SCI, as the case may be, shall have been cured (if the event that gave rise to such appointment was clause (ii) or (iii) above).

                 (b) If any resolution is presented to the members of the Company providing for, or the Manager otherwise proposes to effect (it being understood, that the events described in clauses (iii), (iv) and (v) of Section 6(b) hereof shall not be deemed to be a proposal by the Manager and are not subject to the approval procedures described in this Section 7(b)), (x) any amendment of the Articles, the Regulations, the Declaration or other action that adversely varies or abrogates the rights, preferences or privileges of the Series A Shares (including, without limitation, the authorization or issuance of any interests in the Company ranking, as to participation in the profits or assets of the Company, senior to the Series A Shares, or the issuance of any debt by the Company), (y) the liquidation, dissolution or winding-up of the Company or (z) the modification of the provisions of the Articles and the Regulations that absolutely prohibit transfers of the Common Shares, then the holders of outstanding Preferred Shares of all series (and, in the case of a resolution described in clause (x) above which would equally adversely affect the rights, preferences or privileges of any Company Dividend Parity Shares or any Company Liquidation Parity Shares, such Company Dividend Parity Shares or such Company Liquidation Parity Shares, as the case may be, or, in the case of any resolution described in clause (y) or (z) above, all Company Liquidation Parity Shares) will be entitled to vote together as a class on such resolution or action of the Manager (but not on any other resolution or action), and such resolution or other action shall not be effective except with the approval of the holders of 66-2/3% in liquidation preference (plus all accrued and unpaid dividends) of such outstanding shares; provided, however, that no such approval or ratification shall be required if the liquidation, dissolution and winding-up of the Company is proposed or initiated upon the initiation of proceedings, or after proceedings have been initiated, for the liquidation, dissolution, or winding-up of the Manager.

                 (c) No vote or consent of the holders of the Series A Shares will be required for the Company to redeem and cancel Series A Shares in accordance with the Regulations and this Declaration.

                 (d) The rights attached to the Series A Shares will be deemed not to be varied by the creation or issue of, and no vote will be required for the creation of, any further series of Preferred Shares or any other interests of the Company ranking pari passu with or junior to the Series A Shares with regard to participation in the profits or assets of the Company. The rights attached to the Series A Shares will be deemed to be varied by the issuance of any debt for borrowed money by the Company, and a vote pursuant to
Section 7(b) hereof will be required for the issuance of any debt for borrowed money by the Company. Holders of Series A Shares have no preemptive rights.

                 (e) Any act required or permitted to be taken at a meeting of shareholders of the Company may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the shareholders of the Company (acting for themselves or through a proxy) entitled to vote if a meeting were held having not fewer than the minimum number of votes that would be necessary to take the action at a meeting at which all such shareholders entitled to vote on the action were present and voted.

                 The Company will cause a notice of any meeting at which holders of the Series A Shares are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Series A Shares. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or written consents.

                 (f) Notwithstanding that holders of Series A Shares are entitled to vote or consent under any of the circumstances described above, any of the Series A Shares and any Preferred Shares entitled to vote or consent with such Series A Shares as a single class outstanding at such time that are owned by SCI or any entity owned 50% or more by SCI, either directly or indirectly, shall not be entitled to vote or consent and shall, for the purposes of such vote or consent, be treated as if they were not outstanding.

                 8. Conversion Rights. (a) Subject to and upon compliance with the provisions of this Section 8, the holder of a Series A Share shall have the right, at such holder's option (but if such share is called for redemption, then in respect of such share only to and including but not after the close of business on the second Business Day preceding the date fixed for such redemption, provided that no default by the Company in the payment of the applicable Redemption Price (including any accrued and unpaid dividends) and no default by SCI in delivering SCI Common Stock in exchange for Series A Shares previously surrendered for conversion shall have occurred and be continuing on the date fixed for such redemption) to convert such share into that whole number of fully paid and nonassessable shares of SCI Common Stock equal to a fraction, the numerator of which is the liquidation preference of $50 of such Series A Share surrendered for conversion, and the denominator of which is the then current conversion price per share of SCI Common Stock (the "Conversion Price"). The Conversion Price shall initially be $( ) per share of SCI Common Stock and shall be subject to adjustment as set forth below.
Each share of SCI Common Stock issuable upon conversion as contemplated by this
Section 8 shall be issued with the rights to purchase Series C Junior Participating Preferred Stock of SCI (or such other securities in lieu thereof as specified in the Rights Agreement) pursuant to the Rights Agreement dated as of July 18, 1988 between SCI and Texas Commerce Bank National Association as rights agent, as amended to date, as are then issuable in respect of one share of SCI Common Stock, or any similar rights issued to holders of SCI Common Stock in addition thereto or in replacement therefor (such rights, together with any additional or replacement rights, being collectively referred to as the "Rights"), whether or not such Rights shall be exercisable at such time, but only if such Rights are issued and outstanding and held by other holders of SCI Common Stock (or are evidenced by outstanding share certificates representing SCI Common Stock) at such time and have not been retired or redeemed.

                 (b) In order to exercise the conversion right provided in subparagraph (a) above, the holder of each Series A Share to be converted shall notify each of SCI and the Paying and Conversion Agent in writing (a "Conversion Notice") that the holder elects to convert its Series A Shares or a specified portion thereof, and, if the shares to be converted are Certificated Shares, such holder shall contemporaneously surrender the certificate or certificates evidencing such shares at the office of the Paying and Conversion Agent, duly endorsed to SCI or in blank. If the shares to be converted are represented by a Global Certificate, the holder thereof shall also deliver the Conversion Notice to DTC. Unless the shares of SCI Common Stock issuable upon conversion are to be issued in the same name or names as the name or names in which the Series A Shares to be converted are registered, a Conversion Notice shall be accompanied by instruments of transfer, in form satisfactory to the Conversion and Paying Agent, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax payable by such holder (or evidence reasonably satisfactory to the Conversion and Paying Agent demonstrating that such taxes have been paid).

                 (c) As promptly as practicable after (i) in the case of shares to be converted which are represented by a Global Certificate, the Conversion Notice is received by the Manager, or (ii) in the case of Certificated Shares to be converted, the surrender of certificates evidencing such shares, and, in each case, the compliance by the converting holder with any other conditions set forth in subparagraph (b) above or this subparagraph
(c), pursuant to the SCI Agreement, SCI shall issue and shall deliver or shall cause the Company to deliver to such holder, or otherwise in accordance with its written order, a certificate or certificates for the number of full shares of SCI Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section 8, and any fractional interest in respect of a share of SCI Common Stock arising upon such conversion shall be settled as provided in Section 11 hereof.

                 (d) Each conversion of Series A Shares represented by a Global Certificate shall be deemed to have been effected immediately prior to the close of business on the date on which the Conversion Notice is received by the Manager. Each conversion of Certificated Shares shall be deemed to have been effected immediately prior to the close of business on the date on which such shares are surrendered for conversion. The person or persons in whose name or names any certificate or certificates for shares of SCI Common Stock issuable upon any conversion of Series A Shares shall be deemed to have become the holder or holders of record of the shares represented thereby at the time and on the date determined in accordance with the first two sentences of this subparagraph (d), and such conversion shall be at the Conversion Price in effect at such time on such date.

                 (e) A holder of any Series A Share at the close of business on a record date with respect to the payment of a dividend on a Series A Share shall be entitled to receive such dividend payment on the corresponding dividend payment date notwithstanding the subsequent conversion thereof following such record date and on or prior to such dividend payment date or the Company's default in payment of such dividend on such dividend payment date. Except as provided in this subparagraph (e), no payment or adjustment shall be made upon any conversion on account of any dividends accrued on Series A Shares surrendered for conversion or on account of any dividends on the SCI Common Stock issued upon conversion. Except as provided in this subparagraph (e), SCI Common Stock issued upon conversion shall be deemed to be issued in exchange for the Series A Shares so converted and any right to accrued and unpaid dividends.

                 (f) If more than one Series A Share shall be specified for conversion at one time by the same holder, the number of full shares of SCI Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series A Shares so specified.

                 (g) The Conversion Price shall be adjusted from time to time as follows:

                               (i)         In case SCI shall pay or make a
                    dividend or other distribution on SCI Common Stock in shares of SCI Common Stock, then the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of SCI Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this subparagraph (i), the number of shares of SCI Common Stock at any time outstanding shall not include shares held in the treasury of SCI (except to the extent such dividend or distribution is being made with respect to such shares) but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of SCI Common Stock.

                              (ii) In case the outstanding shares of SCI Common Stock shall be subdivided into a greater number of shares of SCI Common Stock, then the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case the outstanding shares of SCI Common Stock shall be combined into a smaller amount of shares of SCI Common Stock, then the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                             (iii) In case SCI shall issue rights or warrants to all holders of SCI Common Stock entitling them (for a period expiring within 45 days after the record date fixed for a distribution of such rights or warrants) to subscribe for or purchase shares of SCI Common Stock at a price per share less than the current market price per share (determined as provided in subparagraph (vii) below) of SCI Common Stock on the date fixed for the determination of shareholders entitled to receive such rights or warrants (other than pursuant to a dividend reinvestment plan), then the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of SCI Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of SCI Common Stock which the aggregate of the offering price of the total number of shares of SCI Common Stock so offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of shares of SCI Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of SCI Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this subparagraph (iii), the number of shares of SCI Common Stock at any time outstanding shall not include shares held in the treasury of SCI but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of SCI Common Stock. SCI agrees not to issue any rights or warrants in respect of shares of SCI Common Stock held in the treasury of SCI. To the extent that shares of SCI Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made in respect of the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of SCI Common Stock actually delivered.

                              (iv) Subject to the second paragraph of subparagraph (iv), in case SCI shall, by dividend or otherwise, distribute to all holders of SCI Common Stock
                    (A) shares of capital stock of SCI (other than SCI Common Stock), (B) evidences of indebtedness of SCI and/or (C) other assets (including securities, but excluding any rights or warrants referred to in subparagraph (iii) above, dividends or distributions in connection with the liquidation, dissolution or winding-up of SCI, dividends payable solely in cash that may from time to time be fixed by the Board of Directors of SCI and dividends or distributions referred to in subparagraph (i) above), then in each case (unless SCI makes the election referred to in the next sentence) the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on such record date by a fraction the numerator of which shall be the current market price per share (determined as provided in subparagraph (vii) below) of the SCI Common Stock on such record date (the "Reference Date") less the then fair market value on the Reference Date (as determined in good faith by the Board of Directors of SCI, whose determination shall be conclusive and shall be described in a statement filed with DTC and the Paying and Conversion Agent) of the portion of the shares of capital stock of SCI, evidences of indebtedness or other assets so distributed (and for which an adjustment to the Conversion Price has not been made previously pursuant to the terms of this Section 8) applicable to one share of SCI Common Stock and the denominator shall be such current market price per share of the SCI Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the Reference Date. However, SCI may elect, in its sole discretion, in lieu of the foregoing adjustment, to make adequate provision so that each holder of Series A Shares shall have the right to receive upon conversion thereof the amount and kind of shares of capital stock, evidences of indebtedness or other assets such holder would have received had such holder converted such shares on such record date. If the Board of Directors of SCI determines the fair market value of any distribution for purposes of this subparagraph (iv) by reference to the actual or when issued trading market for any securities (including shares of capital stock or evidences of indebtedness of SCI) comprising a distribution of securities, it must in doing so consider the price in such market over the period used in computing the current market price of the SCI Common Stock.

                                  For purposes of this subparagraph (iv), any
                    dividend or distribution that includes both (x) any of the items described in clauses (A), (B) or (C) of the first paragraph of this subparagraph (iv) and (y) SCI Common Stock or rights or warrants to subscribe for or purchase SCI Common Stock of the type referred to in subparagraph (iii) shall be deemed to be (1) a dividend or distribution of shares of capital stock of SCI (other than SCI Common Stock), evidences of indebtedness of SCI or other assets of the type referred to in clause (c) of the first paragraph of this subparagraph (iv) (making any Conversion Price reduction required by this subparagraph
                    (iv)) immediately followed by (2) a dividend or distribution of such SCI Common Stock or rights or warrants to purchase SCI Common Stock of the type referred to in subparagraph (iii) (making any further Conversion Price reduction required by subparagraph (i) or (iii) of this
                    Section 8(g)), except (A) the Reference Date of such dividend or distribution as defined in this subparagraph
                    (iv) shall be substituted as "the date fixed for the determination of shareholders entitled to receive such dividend or other distribution," "the date fixed for the determination of shareholders entitled to receive such rights or warrants" and "the date fixed for such determination" within the meaning of subparagraphs (i) and
                    (iii) of this Section 8(g) and (B) any shares of SCI Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" within the meaning of subparagraph (i) of this Section 8(g).

                                  The occurrence of a distribution or the
                    occurrence of any other event as a result of which holders of Series A Shares converting such shares into SCI Common Stock hereunder will not be entitled to receive rights issued pursuant to any shareholder protective rights agreement now or hereafter in effect (the "Other Rights") in the same amount and manner as if such holders had converted such shares immediately prior to the occurrence of such distribution or other event shall be deemed a distribution of Other Rights for the purposes of conversion adjustments pursuant to this subparagraph (iv). In lieu of making any adjustment to the Conversion Price under this subparagraph (iv) as a result of such a distribution of Other Rights, SCI may elect, in its sole discretion, to provide that Other Rights shall be issuable in the same amount and manner upon conversion of the Series A Shares without regard to whether the shares of SCI Common Stock issuable upon conversion of the Series A Shares were issued before or after such distribution or other event.

                               (v) In case SCI shall, by dividend or otherwise, at any time distribute cash to all holders of SCI Common Stock, excluding (A) any cash dividends on SCI Common Stock to the extent that the aggregate cash dividends per share of SCI Common Stock in any consecutive 12-month period do not exceed the greater of (x) the amount per share of SCI Common Stock of the cash dividends paid on the SCI Common Stock in the immediately preceding 12-month period, to the extent that such dividends for the immediately preceding 12-month period did not require an adjustment to the Conversion Price pursuant to this subparagraph (v) (as adjusted to reflect subdivisions or combinations of the SCI Common Stock) and (y) 15% of the average of the daily Closing Prices (as hereinafter defined) of the SCI Common Stock for the ten consecutive Trading Days (as hereinafter defined) immediately prior to the date of declaration of such dividend, (B) any dividend or distribution in connection with the liquidation, dissolution or winding-up of SCI, whether voluntary or involuntary, or any redemption of the Rights or any Other Rights; provided, however, that no adjustment shall be made pursuant to this subparagraph (v) if such distribution would otherwise constitute a Fundamental Change (as hereinafter defined) and be reflected in a resulting adjustment to the Conversion Price as provided in this
                    Section 8) then, in each such case (unless SCI makes the election referred to in the proviso following this clause), the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect at the close of business on such record date by a fraction the numerator of which shall be the last reported sale price of a share of SCI Common Stock on such record date less the amount of cash so distributed (to the extent not excluded as provided above) applicable to one share of SCI Common Stock, and the denominator shall be such last reported sale price of a share of SCI Common Stock, such reduction to become effective immediately prior to the opening of business on the day following such record date;

                    provided, however, that SCI may elect, in its sole discretion, in lieu of the foregoing adjustment, to make adequate provision so that each holder of Series A Shares shall thereafter have the right to receive upon conversion the amount of cash such holder would have received had such holder converted each Series A Share on such record date. If any adjustment is required to be made as set forth in this subparagraph (v) as a result of a distribution which is a dividend described in clause (A) of this subparagraph
                    (v), such adjustment will be based upon the amount by which such distribution exceeds the amount of the dividend permitted to be excluded pursuant to such clause (A) of this subparagraph (v). If an adjustment is required to be made pursuant to this subparagraph (v) as a result of a distribution which is not such a dividend, such adjustment would be based upon the full amount of such distribution.

                              (vi) In case of the consummation of a tender or exchange offer (other than an odd-lot tender offer) made by SCI or any subsidiary of SCI for all or any portion of the outstanding shares of SCI Common Stock to the extent that the cash and fair market value (as determined in good faith by the Board of Directors of SCI, whose determination shall be conclusive and shall be described in a resolution of such Board) of any other consideration included in such payment per share of SCI Common Stock at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as amended) exceed by more than 10%, with any smaller excess being disregarded in computing the adjustment to the Conversion Price provided in this subparagraph (vi), the first reported sale price per share of SCI Common Stock on the Trading Day next succeeding the Expiration Time, then the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the Expiration Time by a fraction the numerator of which shall be the number of shares of SCI Common Stock outstanding (including any tendered or exchanged shares) on the Expiration Time multiplied by the first reported sale price of the SCI Common Stock on the Trading Day next succeeding the Expiration Time and the denominator shall be the sum of (x) the fair market value

                    (determined as aforesaid) of the aggregate consideration payable to shareholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (y) the product of the number of shares of SCI Common Stock outstanding (less any Purchased Shares) on the Expiration Time and the first reported sale price of the SCI Common Stock on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

                             (vii) For the purpose of any computation under this Section 8, the "current market price per share" of SCI Common Stock on any day shall be deemed to be the average of the daily Closing Prices (as hereinafter defined) per share of SCI Common Stock for the ten consecutive Trading Days prior to and including the date in question; provided, however, that (1) if the "ex" date (as hereinafter defined) for any event (other than the issuance, distribution or Fundamental Change requiring such computation) that requires an adjustment to the Conversion Price pursuant to this Section 8 (the "Other Event") occurs during such ten consecutive Trading Days and prior to the "ex" date for the issuance, distribution or Fundamental Change requiring such computation (the "Current Event"), the Closing Price for each Trading Day prior to the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such Other Event, (2) if the "ex" date for any Other Event occurs on or after the "ex" date for the Current Event and on or prior to the date in question, the Closing Price for each Trading Day on and after the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such Other Event (provided that in the event that such fraction is required to be determined at a date subsequent to the date in question and with reference to events taking place subsequent to the date in question, the

                    Board of Directors of SCI or, to the extent permitted by applicable law, a duly authorized committee thereof, whose determination shall be conclusive and described in a resolution of the Board of Directors of SCI or such duly authorized committee thereof, as the case may be, shall in good faith estimate such fraction based on assumptions it deems reasonable regarding such events taking place subsequent to the date in question, and such estimated fraction shall be used for purposes of such adjustment until such time as the actual fraction by which the Conversion Price is so required to be adjusted as a result of such Other Event is determined), and (3) if the "ex" date for the Current Event is on or prior to the date in question, after taking into account any adjustment required pursuant to clause (1) or (2) of this proviso, the Closing Price for each Trading Day on or after such "ex" date shall be adjusted by adding thereto the amount of any cash and the fair market value (as determined in good faith by the Board of Directors of SCI or, to the extent permitted by applicable law, a duly authorized committee thereof in a manner consistent with any determination of such value for purposes of the subparagraphs of this Section 8, whose determination shall be conclusive and described in a resolution of the Board of Directors of SCI or such duly authorized committee thereof, as the case may be) of the shares of capital stock, evidences of indebtedness or other assets being distributed applicable to one share of SCI Common Stock as of the close of business on the day before such "ex" date. For purposes of this subparagraph (vii), the term "ex" date, (1) when used with respect to any issuance, distribution or Fundamental Change, means the first date on which the SCI Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance, such distribution or the cash, securities, property or other assets distributable in such Fundamental Change to holders of the SCI Common Stock, (2) when used with respect to any subdivision or combination of shares of SCI Common Stock, means the first date on which the SCI Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective and (3) when used with respect to any tender or exchange offer means the first date on which the SCI Common Stock trades regular way on such exchange or in such market after the Expiration Time of such offer.

                            (viii) No adjustment in the Conversion Price shall be required pursuant to this Section 8(g) unless the adjustment would require a change of at least 1% of such price; provided, however, that any adjustments which by reason of this subparagraph (viii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest cent (with .005 being rounded upward) or to the nearest 1/100th of a share (with .005 of a share being rounded upward), as the case may be. Notwithstanding anything to the contrary in this Section 8, the Company from time to time may, to the extent permitted by law and with the consent of the Manager, reduce the Conversion Price by any amount for any period of at least 20 Business Days, in which case the Company shall give at least 15 days' notice of such reduction to the holders of Series A Shares. In addition, the Company may, at its option and with the consent of the Manager, make such reductions in the Conversion Price in addition to those set forth in this Section 8, as it considers to be advisable in order to avoid or diminish any income tax to any holders of shares of SCI Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reasons.

                              (ix) Whenever the Conversion Price is adjusted as herein provided, (A) the Company shall promptly file with DTC and the Paying and Conversion Agent a certificate of a duly authorized officer of the Manager or of a firm of independent public accountants setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, and the manner of computing the same, which certificate shall be conclusive evidence of the correctness of such adjustment, and (B) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall forthwith be given by the Company to DTC and the Paying and Conversion Agent and mailed by the Company to each holder of Series A Shares at such holder's last address as the same appears on the register of the Series A Shares.

                               (x) In any case in which this Section 8 provides that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (A) issuing to the holder of any Series A Share converted after such record date and before the occurrence of such event the additional shares of SCI Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the SCI Common Stock issuable upon such conversion before giving effect to such adjustment and
                    (B) paying to such holder any amount in cash in lieu of any fractional shares pursuant to this Section 8.

                              (xi) For purposes of this Section 8, "SCI Common Stock" includes any stock of any class of SCI which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of SCI and which is not subject to redemption by SCI. However, subject to the provisions of this Section 8, shares issuable on conversion of Series A Shares shall include only shares of the class designated as SCI Common Stock on the date of the initial issuance of Series A Shares by the Company or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of SCI and which are not subject to redemption by SCI; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

                    (h)           In case:

                               (i) SCI shall declare a dividend (or any other distribution) on SCI Common Stock that would cause an adjustment to the Conversion Price of the Series A Shares pursuant to the terms of any of the subparagraphs above (including such an adjustment that would occur but for the terms of the first sentence of Section 8(g)(viii) above); or

                              (ii) the outstanding shares of SCI Common Stock shall be subdivided into a greater number of shares of SCI Common Stock or combined into a smaller number of shares of SCI Common Stock; or

                             (iii) SCI shall authorize the granting to the holders of SCI Common Stock generally of rights or warrants (for a period expiring within 45 days after the record date fixed for a distribution of such rights and warrants) to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                              (iv)         of any reclassification of SCI
                    Common Stock (other than a subdivision or combination of the outstanding shares of SCI Common Stock), or of any consolidation, merger or share exchange to which SCI is a party and for which approval of any shareholders of SCI is required, or of the sale or transfer of all or substantially all of the assets of SCI or a compulsory share exchange; or

                              (v)         of the voluntary or involuntary
                    dissolution, liquidation or winding-up of the Manager;

                    then the Company shall cause to be filed with the Conversion and Paying Agent, and shall cause to be mailed to all holders of Series A Shares at each such holder's last address as the same appears on the register for the Series A Shares, at least 20 days prior to the applicable record or effective date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of SCI Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (B) the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of SCI Common Stock of record shall be entitled to exchange their shares of SCI Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding- up. Neither the failure to give such notice nor any defect therein shall affect the legality or validity of the proceedings described in clauses (i) through (v) above.

                 (i) In the event that SCI shall be a party to any transaction or series of transactions constituting a Fundamental Change, including, without limitation, (i) any recapitalization or reclassification of shares of SCI Common Stock (other than a change in par value as a result of a subdivision or combination of the SCI Common Stock), (ii) any consolidation of SCI with, or merger of SCI into, any other corporation or any merger of another corporation into SCI as a result of which holders of SCI Common Stock shall be entitled to receive securities or other property or assets (including cash) with respect to or in exchange for SCI Common Stock (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of SCI Common Stock), (iii) any sale or transfer of all or substantially all of the assets of SCI, or (iv) any compulsory share exchange, pursuant to any of which the holders of SCI Common Stock shall be entitled to receive other securities, cash or other property, then appropriate provision shall be made as part of the terms of such transaction or series of transactions so that the holder of each Series A Share then outstanding shall have the right thereafter to convert such share only into (A) in the case of a Non-Stock Fundamental Change (as hereinafter defined), the kind and amount of the securities, cash and other property that would have been receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of SCI Common Stock into which such Series A Share might have been converted immediately prior to such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange, after giving effect to any adjustment in the Conversion Price required by the provisions which follow in Section 8(k), and (B) in the case of a Common Stock Fundamental Change (as hereinafter defined), common stock of the kind received by holders of SCI Common Stock as a result of such Common Stock Fundamental Change in an amount determined pursuant to the provisions which follow in Section 8(k). The company formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the SCI

Common Stock, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8. The above provisions shall similarly apply to successive recapitalizations, reclassifications, consolidations, mergers, sales, transfer or share exchanges.

                 (j) Notwithstanding any other provisions in this Section 8 to the contrary, if any Fundamental Change (as hereinafter defined) occurs, then the Conversion Price in effect will be adjusted immediately following such Fundamental Change as described below in Section 8(k). In addition, in the event of a Common Stock Fundamental Change, each Series A Share shall be convertible solely into common stock of the kind received by holders of SCI Common Stock as the result of such Common Stock Fundamental Change as more specifically provided below in Section 8(k).

                 (k) For purposes of calculating any adjustment to be made pursuant to this Section 8 in the event of a Fundamental Change, immediately following such Fundamental Change (and for such purposes a Fundamental Change shall be deemed to occur on the earlier of (a) the occurrence of such Fundamental Change and (b) the date, if any, fixed for determination of shareholders entitled to receive the cash, securities, property or other assets distributable in such Fundamental Change to holders of the SCI Common Stock);

                          (i) in the case of a Non-Stock Fundamental Change, the Conversion Price per share of SCI Common Stock shall be the lower of (A) the Conversion Price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other adjustments effected pursuant to this Section 8, and (B) the product of (1) the greater of the Applicable Price (as hereinafter defined) and the applicable Reference Market Price (as hereinafter defined) and
                 (2) a fraction the numerator of which shall be $50 and the denominator of which shall be the amount at which one Series A Share would be redeemed by the Company if the redemption date were the date of such Non-Stock Fundamental Change (such denominator being the sum of (1) (A) the Conditional Redemption Price set forth in

                 Section 4(b) hereof (exclusive of any accrued and unpaid dividends) if such Non-Stock Fundamental Change occurs on or
                 after (        ), 1997 and prior to (          ), 1999, (B)
                 the Optional Redemption Price set forth in the table contained in Section 4(b) above (exclusive of any accrued and unpaid dividends) if the Non-Stock Fundamental Change occurs on or
                 after (         ), 1999, or (C) if the Non-Stock Fundamental
                 Change occurs during (i) the period commencing  on the date of
                 original issue of the Series A Shares and ending (          ),
                 1995, (ii) the 12-month period commencing (       ), 1995 and
                 (iii) the period commencing (         ), 1996 and ending (
                 ), 1997, $(       ), $(       ) and $(       ), respectively,
                 and (2) any accrued and unpaid dividends on the Series A Shares, whether or not declared, to but excluding the date of such Non-Stock Fundamental Change); and

                         (ii) in case of a Common Stock Fundamental Change, the Conversion Price per share of SCI Common Stock shall be the Conversion Price in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other adjustments effected pursuant to this Section 8, multiplied by a fraction, the numerator of which is the Purchaser Stock Price (as hereinafter defined) and the denominator of which is the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of SCI Common Stock is common stock of the successor, acquiror or other third party (and cash, if any, paid with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and (B) all of the SCI Common Stock shall have been exchanged for, converted into or acquired for common stock (and cash, if any, with respect to fractional interests) of the successor, acquiror or other third party, the Conversion Price per share of SCI Common Stock immediately following such Common Stock Fundamental Change shall be the Conversion Price in effect immediately prior to such Common Stock Fundamental Change multiplied by a fraction, the numerator of which is one
                 (1) and the denominator of which is the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of SCI Common Stock as a result of such
Common Stock Fundamental Change.

                 (l) The following definitions shall apply to terms used in this Section 8:

                 (i) "Applicable Price" shall mean (A) in the event of a Non-Stock Fundamental Change in which the holders of SCI Common Stock receive only cash, the amount of cash receivable by a holder of one share of SCI Common Stock and (B) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the Closing Prices for one share of SCI Common Stock during the ten Trading Days immediately prior to the record date for the determination of the holders of SCI Common Stock entitled to receive cash, securities, property or other assets in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change or, if there is no such record date, prior to the date upon which the holders of SCI Common Stock shall have the right to receive such cash, securities, property or other assets.

                (ii) "Closing Price" with respect to any securities on any day shall mean the closing sale price, regular way, on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on the New York Stock Exchange or, if such security is not listed or admitted to trading on such Exchange, on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the date in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service or, if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of SCI for that purpose or a price determined in good faith by the Board of Directors of SCI. The Closing Price on any Trading Day may be subject to adjustment as provided in this Section 8.

               (iii) "Common Stock Fundamental Change" shall mean any Fundamental Change in which more than 50% of the value (as determined in good faith by the Board of Directors of SCI) of the consideration received by the holders of SCI Common

         Stock pursuant to such transaction consists of common stock that, for the ten consecutive Trading Days immediately prior to such Fundamental Change, has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq NM; provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (A) SCI continues to exist after the occurrence of such Fundamental Change and the outstanding Series A Shares continue to exist as outstanding Series A Shares, or (B) the outstanding Series A Shares continue to exist as Series A Shares and are convertible into common stock of the successor to SCI.

                (iv) "Fundamental Change" shall mean the occurrence of any transaction or event or series of transactions or events pursuant to which all or substantially all of the SCI Common Stock shall be exchanged for, converted into, acquired for or constitutes solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); provided, however, in the case of a plan involving more than one such transaction or event, for purposes of adjustment of the Conversion Price, such Fundamental Change shall be deemed to have occurred when substantially all of the SCI Common Stock has been exchanged for, converted into, or acquired for or constitutes solely the right to receive cash, securities, property or other assets, but the adjustment shall be based upon the consideration which the holders of SCI Common Stock received in such transaction or event as a result of which more than 50% of the SCI Common Stock shall have been exchanged for, converted into, or acquired for or shall constitute solely the right to receive cash, securities, property or other assets; provided, further, that such term does not include (A) any transaction or event in which SCI and/or any of its subsidiaries are the issuers of all the cash, securities, property or other assets exchanged, acquired or otherwise issued in such transaction or event, or (B) any transaction or event in which the holders of SCI Common Stock receive securities of an issuer other than SCI if, immediately following such transaction or event, those holders hold a majority of the securities having the power to vote normally in the election of directors of such other issuer outstanding immediately following such transaction or other event.

                 (v) "Non-Stock Fundamental Change" shall mean any Fundamental Change other than a Common Stock Fundamental Change.

                (vi) "Purchaser Stock Price" shall mean, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for one share of the common stock received by holders of SCI Common Stock in such Common Stock Fundamental Change during the ten Trading Days immediately prior to the record date for the determination of the holders of SCI Common Stock entitled to receive such common stock or, if there is no such record date, prior to the date upon which the holders of SCI Common Stock shall have the right to receive such common stock.

               (vii)         "Reference Market Price" shall initially mean $(
         ) (which is an amount equal to 66-2/3% of the last reported sale price for the SCI Common Stock on the New York Stock Exchange on (
         ), 1994) and, in the event of any adjustment to the Conversion Price other than as a result of a Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the Conversion Price after giving effect to any such
         adjustment shall always be the same as the ratio of $(    ) to the
         initial Conversion Price set forth in this Section 8.

              (viii) "Trading Day" shall mean (A) if the applicable security is listed or admitted for trading on the New York Stock Exchange or another national securities exchange, a day on which the New York Stock Exchange or such other national securities exchange is open for business or (B) if the applicable security is quoted on the Nasdaq NM, a day on which trades may be made on the Nasdaq NM or (C) if the applicable security is not otherwise listed, admitted for trading or quoted, any day other than a Saturday or Sunday or on a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                 (m) The Manager will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of SCI Common Stock on conversions of Series A Shares pursuant hereto; provided, however, that the Manager shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of SCI Common Stock in a name other than that of the holder of the Series A Shares to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid the Manager the amount of any such tax or has established, to the satisfaction of the Manager, that such tax has been paid.

                 (n) SCI covenants that all shares of SCI Common Stock which may be delivered upon conversions of Series A Shares will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

                 (o) SCI covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of authorized but unissued shares and treasury shares of SCI Common Stock, a sufficient number of shares of SCI Common Stock for the purpose of effecting conversions of Series A Shares not theretofore converted. For purposes of this reservation of SCI Common Stock, the number of shares of SCI Common Stock which shall be deliverable upon the conversion of all outstanding Series A Shares shall be computed as if at the time of computation all outstanding Series A Shares were held by a single holder. SCI covenants that from time to time, in accordance with the laws of the State of Texas, to take such steps as are necessary to submit to shareholders of SCI a resolution to increase the authorized number of shares of SCI Common Stock if at any time the number of authorized and unissued shares and treasury shares of SCI Common Stock shall not be sufficient to permit the conversion of all then- outstanding Series A Shares. SCI has authorized in all respects the issuance of shares of SCI Common Stock upon conversion of Series A Shares.

                 (p) If any shares of SCI Common Stock required to be reserved for purposes of conversion of the Series A Shares hereunder require registration with or approval of any governmental authority under any Federal or state law before such shares may be issued upon conversion, SCI agrees to use all reasonable efforts to expeditiously cause such shares to be duly registered or approved, as the case may be; provided, that, SCI shall not be required to subject itself to general service of process in any jurisdiction where it is not then so subject. If the SCI Common Stock is listed on the New York Stock Exchange, quoted on the Nasdaq NM or listed on any other national securities exchange, SCI agrees to use all reasonable efforts to list and keep listed on such exchange or system, upon official notice of issuance, all shares of SCI Common Stock issuable upon conversion of the Series A Shares.

                 (q) Notwithstanding the provisions in this Section 8, the issuance of any shares of SCI Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of SCI and the investment of additional optional amounts in shares of SCI Common Stock under any such plan (whether any such plan is now or hereafter authorized), or the issuance of any shares of SCI Common Stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of SCI or any subsidiary thereof (whether any such plan or program is now or hereafter authorized), or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date hereof, shall not be deemed to constitute an issuance of SCI Common Stock or exercisable, exchangeable or convertible securities by SCI to which any of the adjustment provisions described in this Section 8 applies. There shall be no adjustment of the Conversion Price in case of the issuance of any stock (or securities convertible into or exchangeable for stock) of SCI except as described in this
Section 8. Except as expressly set forth in this Section 8, if any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value.

                 9. Book-Entry Issuance; The Depository Trust Company; Certificated Shares. (a) DTC will act as securities depository for the Series A Shares.

                 The Series A Shares (other than such Certificated Shares) will be issued in the form of one or more fully-registered global certificates representing in the aggregate the total number of Series A Shares and registered in the name of Cede & Co. (DTC's nominee).

                 (b) DTC may discontinue providing its services as securities depository with respect to the Series A Shares at any time by giving notice to the Company as provided in the agreement between the Company and DTC. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Shares shall be printed and delivered upon surrender of the Global Certificate or Certificates.

                 (c) The Paying and Conversion Agent shall maintain a book-entry system, as defined in Treas. Reg. Section 5f.103-1(c)(2), with respect to all Certificated Shares. All rights to payments with respect to any Certificated Share shall be transferred only through such book-entry system and shall not be effective until the Paying and Conversion Agent has been notified of such transfer and provided with the identity of the transferee.

                 10. Tax Matters. (a) For each calendar month of the Company, gross income or gain, as determined for Federal income tax purposes, shall be allocated to each holder of Series A Shares as set forth in this
Section 10(a). No items of deduction, loss or credit shall be allocated with respect to the Series A Shares. Income, gain, loss, deduction or credit not allocated to holders of Series A Shares shall be allocated to the holders of all other classes of Interests (including the Common Interestholders).

                 (i) Subject to the provisions of subparagraph (iv) below, for any calendar month during which SCI Limited has not exercised its right to extend the interest payment period on the Loans pursuant to Section 2.02 of the Loan Agreement, an amount of gross income or gain of the Company shall be allocated to each holder of record of Series A Shares as of the record date for the dividend payable with respect to the Series A Shares for such month, in an amount equal to the per-share amount of such dividend, multiplied by the number of Series A Shares held of record by such holder as of such record date.

                (ii) Subject to the provisions of subparagraph (iv) below, for any calendar month during which SCI Limited has exercised its right to extend the interest payment period on the Loans pursuant to Section 2.02 of the Loan Agreement (including the month in which all accrued and unpaid interest on the Loans is paid pursuant to such
         Section 2.02), an amount of gross income or gain of the Company shall be allocated to each holder of record of Series A Shares as of the last day of such calendar month equal to the sum of the daily portions of the aggregate original issue discount accrued during each day of such month on the Loans (as determined pursuant to Sections 1272-1275 of the Internal Revenue Code of 1986, as amended (the "Code")) multiplied by a fraction, the numerator of which is the product of (x) $50 multiplied by (y) the number of Series A Shares held of record by such holder as of the last day of such month, and the denominator of which is the aggregate principal amount of the Loans outstanding as of the last day of such month (but not including any accrued interest, including all interest accrued as a result of the exercise by SCI Limited of its right to extend the interest payment period on the Loans).

               (iii) Subject to the provisions of subparagraph (iv) below, if a Series A Share is redeemed pursuant to Section 4 hereof or converted pursuant to Section 8 hereof during a calendar month, an amount of gross income of the Company shall be allocated to the holder of record of such Series A Share as of the date of such conversion or redemption equal to the amount of original issue discount that accrued during such calendar month (as determined pursuant to Sections 1272-1275 of the Code) with respect to that portion of the Loans that was prepaid pursuant to the Loan Agreement as a result of the redemption or conversion of such Series A Share.

                (iv)         Notwithstanding the provisions of subparagraphs
         (i), (ii) and (iii) above, if, to the best knowledge of the Manager, the holder of record of a Series A Share is not the beneficial owner of such Series A Share as determined for Federal income tax purposes, amounts of income or gain allocable pursuant to such subparagraphs
         (i), (ii) or (iii) shall be allocated to the beneficial owner of such Series A Share, as determined by the Manager, rather than to the record holder of such Series A Share, and if the Manager is advised by counsel that the method of allocating gross income and gain among the holders of Series A Shares as set forth in this Section 10(a) is impermissible under the Code or if the Internal Revenue Service disallows such method, the Manager shall adopt a permissible method that as nearly as possible achieves the results of the method set forth in this Section 10(a).

                 (v)         Notwithstanding anything to the contrary in this
         Section 10(a), in the event of a Liquidation of the Company or of a Preferred Interestholder's Interest, income, gain, loss or deduction of the Company shall be allocated so that each Preferred Interestholder has a positive balance in its capital account equal to the sum of the amount of cash and the fair market value of property other than cash (if any) to be received by such Preferred Interestholder in such Liquidation.

                (vi) All amounts of income of the Company allocable to holders of the Series A Shares shall be interest income, to the extent thereof, and if the Company has insufficient interest income, other items of gross income or gain shall be allocated to holders of the Series A Shares.

               (vii) The Manager shall allocate income, gain, loss and deduction and items thereof among the Members in the manner required by Section 704(c) of the Code, as determined by it in its judgment.

         (b)     (i)      For the purpose of adjusting the capital accounts of
the holders of Series A Shares, any dividend declared by the Company pursuant to Section 3(a) hereof shall be treated as distributed on the record date for such dividend.

                (ii) The Manager shall make such other adjustments to the capital accounts of the Members as are, in its judgment, required to comply with the requirements of Section 704 of the Code and the regulations promulgated thereunder and the purposes of the Regulations and this Amendment.

                 11. Fractional Shares. In the event the holder of Series A Shares shall be entitled to receive a fractional interest in a Series A Share or a fractional interest in a share of SCI Common Stock, except as otherwise provided herein, SCI shall either, in its sole discretion, (i) round such fractional interest up to the next whole Series A Share or share of SCI Common Stock, as the case may be, or (ii) deliver cash in the amount of the current market price per share (determined as provided in Section 8(g)(vii)) of such fractional interest.

                 12. Guarantee of Liabilities. It shall be a condition precedent to the issuance of the Series A Shares that SCI execute the Liability Assumption Agreement, pursuant to which SCI shall guarantee payment of all liabilities of the Company to the extent not paid by the Company (other than obligations to holders of Series A Shares, which will be separately guaranteed by SCI to the extent set forth in the SCI Agreement). The Liability Assumption Agreement shall be for the benefit of, and be enforceable by, third parties to whom the Company owes such obligations.

                 13. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

                 14. Defined Terms. All capitalized terms not defined in this Amendment shall have the meanings ascribed thereto in the Regulations.

                 IN WITNESS WHEREOF, SCI FINANCE LLC has caused this Amendment to its Regulations to be signed by two of the officers of its Manager, and to
be attested as set forth below, as of the (   ) day of (                  )
1994.

                                        SCI FINANCE LLC

                                        By:  Service Corporation
                                             International, as Manager



                                        By:  __________________________
                                             Name:
                                             Title:



Attest: ___________________
        Name:


                                        By:  __________________________
                                             Name:
                                             Title



Attest: ___________________
        Name:

                 SERVICE CORPORATION INTERNATIONAL hereby covenants to perform its obligations set forth in this Amendment to the Regulations of SCI Finance LLC, and, IN WITNESS WHEREOF, has caused this Amendment to be signed by two of
its officers and to be attested as set forth below, as of the (    ) day of
(       ) 1994.


                                        SERVICE CORPORATION
                                          INTERNATIONAL

                                        By: ______________________________
                                            Name:
                                            Title:



Attest: _______________________
        Name:


                                        By: ______________________________
                                            Name:
                                            Title:



Attest: _______________________
        Name:

                                                                       Exhibit A



                     (Loan Agreement) - See Exhibit 4.5(b)

                                                                       Exhibit B



                      (SCI Agreement) - See Exhibit 4.5(a)

                                                                       Exhibit C



             (Liability Assumption Agreement) - See Exhibit 4.5(c)